Exhibit 99

KonaTel Reports Third Quarter 2025 Results

Diversified Hosted Services Expansion

DALLAS, November 20, 2025 -- KonaTel, Inc. (OTCQB: KTEL) (www.konatel.com), a voice/data communications holding company, today announced financial results for the three-month and nine-month periods ended September 30, 2025, respectively.

Third Quarter 2025 Financial Summary

•	Revenues of $2.2 million, down 31% compared to the third quarter last year; however, we have formed a consistent quarterly revenue base across the past three quarters. The decrease in year-over-year revenue, as discussed with our year-end 2024 results, relates to fewer activations within the Company’s Mobile Services (“Lifeline”) segment and closure of the Federal Government’s ACP Program.
•	Gross profit of $709,037 was flat as compared to $709,372 in the third quarter last year.
•	Operating loss of ($50,079) compared to operating loss of ($1,187,220) in the third quarter last year.
•	GAAP net loss of $(45,094), which materially includes forfeiture of certain employee stock options, or $(0.00) per share, compared to GAAP net loss of $(1,188,914), or $(0.03) per share, in the third quarter last year.
•	Non-GAAP net loss of $(550,935), or $(0.01) per diluted share, compared to a Non-GAAP net loss of $(885,117), or $(0.02) per diluted share, in the third quarter of last year.
•	Generally, Q3 revenue, gross profit and Non-GAAP loss improved as compared to Q2.
•	Cash remained healthy at $1.2 million, and we have continued to take significant steps to further reduce cash burn as our new growth initiatives gain traction.

Sean McEwen, Chairman and CEO of KonaTel said, “In concert with our IM Telecom d/b/a Infiniti Mobile Lifeline subsidiary, our healthcare partner, began to promote Lifeline service to their California Medicaid customers in October. We expect customer adoption to accelerate as our healthcare partner increases their marketing efforts. Through this relationship, we bear no financial burden for sales, marketing, or equipment (cell phone) costs.

We continue to invest in the expansion of our CPaaS (“Communications Platform as a Service”) cloud platform, including wholesale SMS and wireless POTS (“Plain Old Telephone Service”) wholesale cellular replacement service for telecommunications carriers and resellers.

As a newcomer to our CPaaS services, our wireless POTS product initially represents a small portion of our revenue. However, our wireless POTS installations, funded through cash flow, increased by 20% from Q2 to Q3. To meet the increasing wireless POTS demand and given our proven POTS installed base, we are developing a strategy to accelerate deployments. As our POTS installations grow, we are building a revenue stream expected to last for many years, and in fact, it is not uncommon for POTS lines to generate recurring revenue for decades. By the end of this decade, national copper-line based POTS infrastructure is expected to be decommissioned, which creates a substantial market opportunity as roughly 22 million copper-line based POTS lines will need immediate replacement. Our wireless-based POTS service fulfills this increasing demand with a proven solution.”

McEwen closed, “This quarter, we also trimmed remnant Lifeline costs through the reduction of approximately $600,000 in annualized recurring expenses. Additionally, through the end of this quarter, we have now received $850,000 of the $1,000,000 holdback related to the sale of a minority interest in our IM Telecom Lifeline subsidiary.

Looking forward, we remain focused on the expansion of our CPaaS business and derisking the Company through the addition of future, contracted, low attrition recurring revenue CPaaS services and supporting our healthcare partner’s Lifeline promotion to California Medicaid customers.”

Quarterly Financial Summary (Q3 2025 vs. Q3 2024)

Revenue of $2.2 million, a decrease of 31% compared to $3.1 million for the reasons discussed above. The decrease in revenue was primarily due to the loss of mobile services revenues due to lower customer activations.

Gross profit was $709,037, or 32.6% gross profit margin, compared to $709,372, or 22.5% gross profit margin. This increase primarily resulted from adding higher Average Revenue Per User (“ARPU”) activations within our Mobile Services segment, and sourcing lower compensation and network costs.

Total operating expenses were $759,116, compared to $1.9 million. This decrease was primarily due to lower payroll and related expenses associated with the reduction of headcount in our IM Telecom subsidiary in the fourth quarter of 2024, as well as reductions in marketing/advertising costs and application development costs in our Hosted Services division.

GAAP net loss was $(45,094), or $(0.00) per diluted share (based on 43.8 million weighted average shares), compared to a net loss of $(1,188,914), or $(0.03) per diluted share (based on 43.5 million weighted average shares).

Non-GAAP net loss was $(550,935), or $(0.01) per diluted share, compared to a Non-GAAP net loss of $(885,117), or $(0.02) per diluted share. The difference between GAAP net loss and Non-GAAP net loss was due primarily to stock option grants forfeited during the 3rd quarter.

Balance Sheet

The Company ended the quarter with $1.2 million in cash, compared to $2.7 million on September 30, 2024. This decrease was due to a corresponding reduction in operating revenues during the same period.

Year-to-Date Financial Detail (First Nine Months of 2025 vs. First Nine Months of 2024)

Revenues decreased 50.5% to $6.5 million compared to $13.1 million, reflecting a 4.1% increase in Hosted Services revenues and a 77.4% decrease in Mobile Services revenues.

Gross profit was $1,911,170 or 29.4% gross profit margin, compared to gross profit of $2,736,584, or 20.8% gross profit margin. This increase in gross profit margin percentage primarily resulted from adding a higher percentage of activations in the California market in our Mobile Services segment, and sourcing lower per subscriber network costs.

Total operating expenses were $4.1 million, down (32.1%) compared to $6 million. This decrease was primarily due to lower payroll and related expenses associated with the reduction of headcount in our IM Telecom subsidiary and lower application development costs in our Apeiron Systems subsidiary.

GAAP net loss was $(2,149,030) or $(0.05) per diluted share (based on 43.6 million weighted average shares), compared to net income of $5.8 million, or $0.13 per diluted share (based on 43.4 million weighted average shares). This decrease was a result of the gain on sale recognized as part of our sale of 49% interest in IM Telecom in the first quarter of 2024, as well as the expiration of the Affordable Connectivity Program or ACP Program on June 1, 2024.

Non-GAAP net loss was $(2,168,716), or $(0.05) per diluted share, compared to non-GAAP net income of $6,644,244, or $0.15 per diluted share.

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About KonaTel

KonaTel provides a variety of retail and wholesale telecommunications services, including mobile voice/text/data service supported by national U.S. mobile networks, mobile numbers, SMS/MMS services, IoT mobile data service, and a range of hosted cloud services. KonaTel’s subsidiary, Apeiron Systems (www.apeiron.io), is a global cloud communications service provider employing a dynamic “as a service” (CPaaS/UCaaS/CCaaS/PaaS) platform. Apeiron provides voice, messaging, SD-WAN, wireless IoT & POTS, and platform services using its national cloud network. All of Apeiron’s services can be accessed through UI interfaces and rich communications APIs. KonaTel’s other subsidiary, IM Telecom d/b/a Infiniti Mobile (www.infinitimobile.com), is an FCC authorized national wireless Lifeline carrier with an FCC approved national wireless Lifeline Compliance Plan, licensed to provide government subsidized cellular service to low-income American families across forty (40) states. KonaTel is headquartered in Plano, Texas.

Safe Harbor Statement

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of KonaTel and its “forward-looking statements” in such filings that are contained in the EDGAR Archives of the SEC at www.sec.gov.

Contacts

D. Sean McEwen
inquiries@konatel.com

-- Unaudited Balance Sheets and Statements of Operations Follow –

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KonaTel, Inc.

Consolidated Balance Sheets

(unaudited)

	September 30, 2025	December 31, 2024
Assets
Current Assets
Cash and Cash Equivalents	$1,182,429	$1,679,345
Accounts Receivable, Net	510,884	1,533,015
Inventory, Net	199,164	163,063
Prepaid Expenses	82,315	94,496
Other Current Assets	335,154	112,170
Total Current Assets	2,309,946	3,582,089

Property and Equipment, Net	12,630	15,128

Other Assets
Intangible Assets, Net	323,468	323,468
Right of Use Asset	237,362	319,549
Notes Receivable	150,000	1,000,000
Other Assets	72,376	74,328
Total Other Assets	783,206	1,717,345
Total Assets	$3,105,782	$5,314,562

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable and Accrued Expenses	$2,249,715	$2,277,597
Right of Use Operating Lease Obligation - Current	62,713	113,740
Income Tax Payable	184,051	184,051
Total Current Liabilities	2,496,479	2,575,388

Long Term Liabilities
Right of Use Operating Lease Obligation - Long Term	186,113	227,776
Total Long Term Liabilities	186,113	227,776
Total Liabilities	2,682,592	2,803,164
Commitments and Contingencies	—
Stockholders' Equity
Common stock, $.001 par value, 50,000,000 shares authorized 43,941,814 outstanding and issued at September 30, 2025 and 43,503,658 outstanding and issued at December 31, 2024	43,942	43,504
Additional Paid In Capital	10,276,151	10,215,767
Accumulated Deficit	(9,896,903)	(7,747,873)
Total Stockholders' Equity	423,190	2,511,398
Total Liabilities and Stockholders' Equity	$3,105,782	$5,314,562

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KonaTel, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue	$2,173,273	$3,148,409	$6,500,643	$13,127,425
Cost of Revenue	1,464,236	2,439,037	4,589,473	10,390,841
Gross Profit	709,037	709,372	1,911,170	2,736,584

Operating Expenses
Payroll and Related Expenses	220,651	1,316,381	2,406,484	4,108,020
Operating and Maintenance	2,833	1,179	6,322	4,143
Credit Loss	—	—	13,910	1,448
Professional and Other Expenses	140,428	94,435	622,376	435,960
Utilities and Facilities	42,294	50,292	137,233	160,410
Depreciation and Amortization	782	2,449	2,347	7,348
General and Administrative	95,329	54,006	213,725	159,974
Marketing and Advertising	1,201	24,629	11,683	85,657
Application Development Costs	235,855	259,836	587,348	853,719
Taxes and Insurance	19,743	93,385	86,790	208,442
Total Operating Expenses	759,116	1,896,592	4,088,218	6,025,121

Operating (Loss)	(50,079)	(1,187,220)	(2,177,048)	(3,288,537)

Other Income and Expense
Gain on Sale	—	—	—	9,247,726
Interest Expense	932	(407)	356	(104,737)
Other Income/(Expense), net	4,053	(1,287)	27,662	(69,979)
Total Other Income and Expenses	4,985	(1,694)	28,018	9,073,010

Income Before Income Taxes	(45,094)	(1,188,914)	(2,149,030)	5,784,473

Net Income (Loss)	$(45,094)	$(1,188,914)	$(2,149,030)	$5,784,473

Earnings (Loss) per Share
Basic	$(0.00)	$(0.03)	$(0.05)	$0.13
Diluted	$(0.00)	$(0.03)	$(0.05)	$0.13
Weighted Average Outstanding Shares
Basic	43,766,648	43,485,560	43,615,339	43,385,493
Diluted	43,766,648	43,485,560	43,615,339	43,698,965

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